Exhibit 3.23(e)

WRITTEN CONSENT OF THE SOLE SHAREHOLDER OF

SUPERIOR CONCRETE MATERIALS, INC.

WHEREAS, U.S. Concrete, Inc. (the “Shareholder”) is the sole shareholder of Superior Concrete Materials, Inc., a District of Columbia corporation (the “Company”); and

WHEREAS, Article X of the By-Laws of the Company permits the Shareholder to amend the By-Laws of the Company; and

WHEREAS, in order to facilitate the transaction of the Company’s business, the Shareholder wishes to amend Article III of the By-Laws of the Company to provide that the Board of Directors shall have only one (1) member;

NOW THEREFORE, BE IT

RESOLVED, that Section 2 of Article III of the By-Laws of the Company is hereby amended to read in its entirety as follows:

2.	NUMBER, TENURE AND QUALIFICATIONS.

The number of directors of the corporation shall be one. The director shall hold office until the next annual meeting of stockholders and until his successor shall have been elected and qualified.

RESOLVED, that Section 4 of Article III of the By-Laws of the Company is hereby amended to read in its entirety as follows:

4.	SPECIAL MEETINGS.

Special meetings of the directors may be called by or at the request of the president or a majority of the directors. The person or persons authorized to call special meetings of the directors may fix the place for holding any special meeting of the directors called by them.

RESOLVED, that Section 6 of Article III of the By-Laws of the Company is hereby amended to read in its entirety as follows:

6.	QUORUM.

At any meeting of the directors a majority of the directors shall constitute a quorum for the transaction of business.